Exhibit 99.1

FOR IMMEDIATE RELEASE

RF Industries Reports Fourth Quarter and Fiscal Year 2022 Financial Results

Record Revenue and Adjusted EBITDA for Fiscal 2022

SAN DIEGO, CA, January 12, 2023 – RF Industries, Ltd, (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today announced fourth quarter and fiscal year 2022 financial results for the year ended October 31, 2022.

Fourth Quarter Fiscal 2022 Highlights and Operating Results:

●	Net sales were $23.0 million; down slightly on a sequential basis, and an increase of 8.9% year-over-year.
●	Backlog of $27.8 million at year-end on fourth quarter bookings of $20.2 million. As of today, backlog stands at $26.0 million.
●

Gross profit margin was 31.0% compared to 30.4% in the third quarter of fiscal 2022, and 25.3% in the fourth quarter of fiscal 2021. The 570 basis-point year-over-year improvement in gross margin was primarily attributable to increased sales of higher margin products.

●

Operating income was $715,000, down $373,000 sequentially and down $408,000 from the fourth quarter of fiscal 2021, primarily due to additional non-cash rent expense of $395,000 related to lease accounting for our new corporate headquarters and consolidating our two southern California operations.

●

Consolidated net income was $451,000, or $0.04 per diluted share, compared to consolidated net income of $771,000, or $0.08 per diluted share in the third quarter of fiscal 2022, and $813,000, or $0.08 per diluted share in the fourth quarter of fiscal 2021. This is primarily due to additional non-cash rent expense of $395,000 related to lease accounting for our new corporate headquarters and consolidating our two southern California operations.

●

Non-GAAP net income was $1.5 million, or $0.15 per diluted share, compared to $1.6 million, or $0.16 per diluted share in the third quarter of fiscal 2022, and $1.1 million, or $0.11 per diluted share in the fourth quarter of fiscal 2021.

●	Adjusted EBITDA was $1.9 million, down from $2.1 million in the third quarter of fiscal 2022, and up from $1.5 million in the fourth quarter fiscal 2021.

Fiscal 2022 Highlights and Operating Results:

●	Net sales increased 48% year-over-year to $85.3 million
o	Sales of Microlab products contributed $15.0 million for the 8-month period post acquisition.
●

Gross profit margin was 28.8%, compared to 26.4% (which excluded the impact of the Employee Retention Tax Credits ("ERC")) for fiscal 2021. The increase in gross margin primarily reflects the higher sales with favorable product mix.

●

Operating income was $2.2 million, compared to $929,000 (which excluded the impact of the ERC) in fiscal 2021. The increase in operating income was primarily attributable to the increase in sales and improved gross margin.

●	Adjusted EBITDA increased 143% year-over-year to $6.6 million.
●	Cash and cash equivalents at year-end were $4.5 million, and the Company's full $3.0 million revolver remains available.
●

Inventory increased 88% due to increased sales, advanced purchases of inventory to mitigate against supply chain distributions, as well as increased inventory of $4.9 million from the Microlab acquisition.

See "Note Regarding Use of Non-GAAP Financial Measures," "Unaudited Reconciliation of GAAP to non-GAAP Net Income" and "Unaudited Reconciliation of Net Income to Adjusted EBITDA" below for additional information.

Management Commentary

“RF Industries delivered record revenues and adjusted EBITDA in fiscal 2022 driven by robust customer demand and growth in all our markets and channels,” stated Robert Dawson, President and CEO. “The success we achieved this year validates our strategic plan to provide more of the bill-of-materials of interconnect products for telecom, wireless and industrial customer applications. This expanded offering allows customers to buy more from RF Industries across multiple product categories, which can help them reduce complexity and supply chain costs. Our go-to-market strategies and business development efforts have generated significant multi-million-dollar orders from existing and new customers, which combined with our steady distribution-centric business, resulted in a continued healthy backlog of $27.8 million as we entered the new fiscal year.

“Revenues increased 48% year-over-year, which reflected stable growth in our legacy product lines and meaningful contributions from our Optiflex hybrid fiber and Microlab RF passive product offerings. Additionally, our Adjusted EBITDA increased 143% versus last year as the shift to higher value products and expense management had a favorable impact on overall margins.

“Fiscal 2022 marked a milestone for us as we acquired Microlab, our largest and most significant acquisition to date. Microlab gives us access to intellectual property patents in the high-performance RF and Microwave products enabling signal distribution and deployment of in-building DAS (distributed antenna systems), wireless base stations, and small cell networks. We believe this well-respected and trusted product line will continue to produce significant project opportunities in large venues and other key applications. When you combine our new products and capabilities with our core coaxial and fiber interconnect solutions, our custom cabling products, and our integrated systems providing thermal cooling and small cell solutions, we believe we are well positioned to benefit from the accelerated buildout of 4G and 5G networks. We now have active purchasing relationships with all wireless Tier-1 carriers, neutral hosts, and several key national distributors, and the Microlab acquisition helped us enhance many of those relationships.

"Heading into 2023, our organization is focused on generating solid organic growth as well as launching multiple new products in our integrated systems product lines. This includes some important thermal cooling systems that will provide an opportunity for our customers to drive green initiatives and reduce network operating expenses. As we move forward into a new phase of our growth, I am more excited and optimistic than ever about our opportunity for cash flow generation, margin expansion, and long-term shareholder value creation.

“In closing, I would like to express my sincere appreciation to every member of our team for their efforts and contributions in serving our customers and building our company. We continue to execute on our long-term growth plan and we are getting stronger both in size and reputation,” concluded Dawson.

2023 Outlook

Our fiscal first quarter, spanning November through January, is typically the most challenging due to seasonality. However, based on the momentum we saw in the fourth quarter, the easing of supply chain issues, product positioning and new product launches, we are anticipating a full year fiscal 2023 revenue to range between $90 million and $94 million.

Conference Call and Webcast

RF Industries will host a conference call and live webcast today, January 12, 2023 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its fiscal 2022 fourth quarter and full year financial results. To access the live call, dial 888-506-0062 (US and Canada) or 973-528-0011 (International) and give the participant access code 629139.

A live and archived webcast of the conference call will be accessible on the investor relations section of the Company's website at www.rfindustries.com. In addition, a phone replay will be available beginning approximately two hours after conclusion of the call and will remain available for two weeks. To access the phone replay, dial 877-481-4010 (US and Canada) or 919-882-2331 (International). The replay access code is 47372.

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets, including wireless/wireline telecom, data communications and industrial. The Company's products include high-performance components such as RF connectors and adapters, RF passives including dividers, directional couplers and filters, coaxial cables, data cables, wire harnesses, fiber optic cables, custom cabling, energy-efficient cooling systems and integrated small cell enclosures. The Company is headquartered in San Diego, California with additional operations in Long Island, New York, Vista, California, Milford, Connecticut, North Kingstown, Rhode Island and Parsippany, New Jersey. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to future events, including our expectations about expanded growth opportunities, including as relates to launching new products and our ability to benefit from 4G and 5G network buildouts, which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: timing and breadth of new products, our ability to realize increased sales due to expanded offerings, successfully integrating new products and teams including from the recent acquisition of Microlab, the duration and continuing impact of the coronavirus pandemic on the U.S. economy and the Company's customers; the Company's ability to execute on its go-to-market strategies and channel models; changes in the telecommunications industry and materialization and timing of expected network buildouts; the Company’s reliance on certain distributors and customers for a significant portion of anticipated revenues; the impact of existing and additional future tariffs imposed by U.S. and foreign nations; its ability to expand its OEM relationships; its ability to continue to deliver newly designed and custom fiber optic and cabling products to principal customers; its ability to maintain strong margins and diversify its customer base; and its ability to address the changing needs of the market. Further discussion of these and other potential risk factors may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. All forward-looking statements are based upon information available to the Company on the date they are published, and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

Note Regarding Use of Non-GAAP Financial Measures

To supplement our condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation, amortization (Adjusted EBITDA), non-GAAP net income and non-GAAP earnings per share, basic and diluted (non-GAAP EPS). We believe these financial measures provide useful information to investors with which to analyze our operating trends and performance.

In computing Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS, we exclude stock-based compensation expense, which represents non-cash charges for the fair value of stock options and other non-cash awards granted to employees, acquisition related costs and expenses, and severance. For Adjusted EBITDA we also exclude depreciation, amortization, interest expense and provision for income taxes. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company's non-cash operating expenses, we believe that providing non-GAAP financial measures that exclude non-cash expense and non-recurring costs and expenses allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision-making and for evaluating our own core business operating results over different periods of time.

Our Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Our Adjusted EBITDA, non-GAAP Net income, and non-GAAP EPS are not measurements of financial performance under GAAP, and should not be considered as an alternative to operating or net income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider these non-GAAP measures to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of specific adjustments to GAAP results is provided in the last two tables at the end of this press release.

RF Industries Contact: Peter Yin SVP and CFO (858) 549-6340 rfi@rfindustries.com	Investor Relations Contact: Financial Profiles, Inc. Jack Drapacz (310) 622-8230 John Brownell (310) 622-8249 RFIL@finprofiles.com

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RF INDUSTRIES, LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	Oct. 31,	Oct. 31,
	2022	2021
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,532	$13,053
Trade accounts receivable, net	14,812	13,523
Inventories	21,054	11,179
Other current assets	5,849	2,893
TOTAL CURRENT ASSETS	46,247	40,648

Property and equipment, net	3,173	708
Operating right of use asset, net	13,480	1,453
Goodwill	8,085	2,467
Amortizable intangible assets, net	15,296	2,739
Non-amortizable intangible assets	1,174	1,174
Deferred tax assets	1,816	389
Other assets	295	70
TOTAL ASSETS	$89,566	$49,648

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$14,466	$8,538
Current portion of Term Loan	2,424	-
Current portion of operating lease liabilities	1,887	832
Income taxes payable	759	-
TOTAL CURRENT LIABILITIES	19,536	9,370

Operating lease liabilities	15,025	675
Term Loan, net of debt issuance cost	13,136	-
TOTAL LIABILITIES	47,697	10,045

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, authorized 20,000,000 shares of $0.01 par value; 10,193,287 shares issued and 10,058,571 outstanding at October 31, 2022 and 2021, respectively	102	101
Additional paid-in capital	25,118	24,301
Retained earnings	16,649	15,201
TOTAL STOCKHOLDERS' EQUITY	41,869	39,603

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$89,566	$49,648

RF INDUSTRIES, LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three Months Ended		Fiscal Year Ended
	October 31,		October 31,
	2022	2021	2022	2021
	(unaudited)	(unaudited)	(unaudited)	(audited)

Net sales	$22,989	$21,108	$85,254	$57,424
Cost of sales	15,852	15,775	60,705	39,656

Gross profit	7,137	5,333	24,549	17,768

Operating expenses:
Engineering	812	435	2,913	1,479
Selling and general	5,610	3,775	19,448	11,874
Total operating expenses	6,422	4,210	22,361	13,353

Operating income	715	1,123	2,188	4,415

Other (expense) income	(321)	(1)	(601)	2,802

Income before (benefit) provision for income taxes	394	1,122	1,587	7,217
(Benefit) provision for income taxes	(57)	309	139	1,036

Consolidated net income	$451	$813	$1,448	$6,181

Earnings per share - Basic	$0.04	$0.08	$0.14	$0.62
Earnings per share - Diluted	$0.04	$0.08	$0.14	$0.61

Weighted average shares outstanding:
Basic	10,178,081	10,053,039	10,120,254	9,978,683
Diluted	10,272,287	10,217,351	10,242,417	10,154,239

RF INDUSTRIES, LTD. AND SUBSIDIARIES
Unaudited Reconciliation of GAAP to Non-GAAP Net Income
(In thousands, except share and per share amounts)

	Three Months Ended		Fiscal Year Ended
	October 31,		October 31,
	2022	2021	2022	2021
Consolidated net income	$451	$813	$1,448	$6,181
Stock-based compensation expense	191	135	689	769
Acquisition-related and other one-time charges	440	105	2,017	105
Severance	-	-	45	-
Amortization expense	432	95	1,282	443
Non-GAAP net income	$1,514	$1,148	$5,481	$7,498

Non-GAAP earnings per share:
Basic	$0.15	$0.11	$0.54	$0.75
Diluted	$0.15	$0.11	$0.54	$0.74

Weighted average shares outstanding
Basic	10,178,081	10,053,039	10,120,254	9,978,683
Diluted	10,272,287	10,217,351	10,242,417	10,154,239

RF INDUSTRIES, LTD. AND SUBSIDIARIES
Unaudited Reconciliation of Net Income to Adjusted EBITDA
(In thousands)

	Three Months Ended		Fiscal Year Ended
	October 31,		October 31,
	2022	2021	2022	2021
Consolidated net income	$451	$813	$1,448	$6,181
Stock-based compensation expense	191	135	689	769
Acquisition-related and other one-time charges	440	105	2,017	105
Severance	-	-	45	-
Amortization expense	432	95	1,282	443
Depreciation expense	104	83	408	327
Other expense (income) *	321	1	601	(2,802)
Employee retention credit	-	-	-	(3,486)
Employee retention credit consultant fees	-	-	-	150
(Benefit) provision for income taxes	(57)	309	139	1,036
Adjusted EBITDA	$1,882	$1,541	$6,629	$2,723

* In the twelve months ended October 31, 2021, other income consisted of the $2.8M PPP Loans that were forgiven.